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                                                                   Exhibit 10(v)



                                                                  March 11, 1998

Mr. Joseph C. Farrell
117-1/2 South 2 Street
Fernandina Beach, FL 32034

                              Retirement Agreement

Dear Mr. Farrell:

                  This letter is intended to set forth the terms and conditions of your retirement as Chairman and Chief Executive Officer of The Pittston Company (the "Company"). Accordingly, the Company hereby agrees with you as follows:

                  1. Resignation. This will confirm your resignation, effective February 6, 1998, as Chairman of the Board, Chief Executive Officer and a director of, and from all other offices and positions (including directorships) you may hold in, the Company and its subsidiaries and affiliates. You agree that you will execute any formal letter of resignation reasonably requested by the Company to further evidence your retirement hereunder.

                  2. Salary Continuation. You shall remain as a non-executive employee of the Company, and the Company shall continue to pay your salary in regular installments at your current annual level, through February 28, 1998. For the purposes of all benefit plans in which you currently participate, your employment will be deemed to have continued through February 28, 1998, which date will also be deemed to be your retirement date ("Retirement Date").

                  3. Incentive Compensation Award. You shall receive an award of $550,000 under the Company's Key Employee Incentive Plan in respect of the Company's 1997 calendar year (reduced by the amount which you have previously elected to defer under the Company's Deferred



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Compensation Program) to be paid in a lump sum on or before April 1, 1998.

                  4. Termination Payment. In lieu of any severance and other termination payments and benefits under your Employment Agreement with the Company dated as of May 1, 1993, as amended from time to time (the "Employment Agreement"), and under any other agreement with the Company or its affiliates providing severance or termination payments or benefits, you shall receive $3,575,731.84 (the "Termination Payment") in a lump sum to be paid on or before April 1, 1998. The method by which the Termination Payment has been calculated is attached hereto as Exhibit A.

                  5. Unexercised Stock Options. All unexercised stock options issued to you under the Company's stock option plan ("Option Plan") and presently outstanding are identified on Exhibit B to this Agreement. Those options shall continue to become vested and remain exercisable until the third anniversary of your Retirement Date in accordance with the terms of the Option Plan and the option agreements evidencing your outstanding grants, and the Company agrees that it shall take no action otherwise reserved to it to prevent such options from becoming so vested and exercisable provided the terms of this Retirement Agreement are not breached by you.

                  6. Retirement Benefits. a. Pension. Your retirement benefits under the Company's Pension-Retirement Plan and Pension Equalization Plan will commence effective March 1, 1998, and will be based upon the Plans' present pension formulae. Nothing in this Agreement is intended to affect your right to receive a lump-sum payment of your benefits under such Plans to the extent a lump-sum payment option would otherwise be available. In addition, payments to you under the Supplemental Retirement Benefit provided by Section 3(c) of your Employment Agreement will also commence on March 1, 1998. All such benefits have been calculated taking into account the incentive compensation award referred to in Section 3 hereof, and have been calculated by projecting your salary on February 6, 1998 and bonus of $550,000 to age 65 in the determination of Average Salary under the pension plans; the total of such benefits on a single life annuity basis commencing March 1, 1998 shall be $47,666.67 per month during your lifetime.

                      b. Health Benefits. You and your eligible family members shall be entitled to participate in the




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Retiree Health Care Program of the Company on the same basis presently made available to other eligible retirees of the Company subject to the Company's right to modify such program from time to time, but subject to the protections and rights provided to you under the last "provided, further" clause of Section 3(d) and under the sentence of Section 4(d) beginning with the clause "Anything in this Agreement or the Medical Plan to the contrary notwithstanding..." of the Employment Agreement, both provisions of which are hereby incorporated herein by reference. You will be responsible for the normal retiree contribution to the cost of maintaining your participation in those plans.

                      c. Deferred Compensation Program. A statement of the current value of your deferred compensation balances is attached hereto as Exhibit D. Since you will retire under the Company's Pension-Retirement Plan and, effective March 1, 1998, will be in payment status thereunder you shall be entitled to receive the full value of your account balance (including Company matching contributions) in accordance with the terms of the Key Employees' Deferred Compensation Program of the Company.

                  7. Additional Benefits. In consideration of your many years of service to the Company and your continued cooperation and further services in assuring an orderly transition of management responsibilities, the Company further agrees:

                  (a) The Company will provide group medical benefits to your former wife for her lifetime under the Retiree Health Care Program of the Company, subject to normal retiree contributions to the cost of maintaining her participation in such plan, on the same basis presently made available to other eligible retirees of the Company (or their spouses) subject to the Company's right to modify such program from time to time.

                  (b) You may retain for your personal use the personal computer you currently have at your home.

                  (c) To provide, or reimburse you for the cost of, reasonable office space in the metropolitan Richmond area, and administrative assistance consistent with your reasonable needs, for the period March 1, 1998 to the earlier of (i) February 28, 2001 or (ii) the date on which you become a full time employee of another organization.



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                  (d) To reimburse you for reasonable legal fees, not to exceed
$15,000, and reasonable out-of-pocket expenses in connection therewith, for services related to this Retirement Agreement and other ancillary matters.

                  (e) To pay or reimburse you for, your monthly dues at the Country Club of Virginia and the Commonwealth Club until the earlier of (i) February 28, 2001 or (ii) the date on which you become a full time employee of another organization.

                  (f) To pay or reimburse you for up to ten hours of executive jet service, similar to the Company's present jet aircraft, until February 28, 2001, less the first-class passenger fares on major commercial air carriers for comparable travel.

                  (g) To reimburse you, until February 28, 2001, for not more than two trips per year from Richmond to New York City and return, plus one night's hotel and related expenses per trip, in connection with your required continuing medical consultation and check-ups of a nature consistent with those you were incurring semi-annually immediately prior to your retirement.

                  (h) You will continue to be eligible to participate in the Company's charitable matching program, if any, until your death on the same basis as an eligible employee provided that the Company's matching contribution will not exceed $5,000 per calendar year.

                  (i) The Company agrees to pay you $125,000 per year payable in equal monthly installments for the period commencing on March 1, 1998, and ending on the earlier of (i) February 28, 2002 or (ii) the date on which you no longer have an option under The Pittston Company 1988 Stock Option Plan to buy (in the aggregate) at least 50,000 shares of any class (or one or more classes) of common stock of the Company. In the event of any split or combination of any class of common stock of the Company, the 50,000 shares shall be adjusted appropriately as determined by the Company.

                  (j) You will provide consulting services for the period commencing on March 1, 1998, and ending on the earlier of (i) February 28, 2002 or (ii) the date on which you no longer have an option under The Pittston Company 1988




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Stock Option Plan to buy (in the aggregate) at least 50,000 shares of any class
(or one or more classes) of common stock of the Company. In the event of any split or combination of any class of common stock of the Company, the 50,000 shares shall be adjusted appropriately as determined by the Company. It is anticipated that you will not be requested to provide consulting services for more than 8 hours per calendar year and, in the event you do perform consulting services pursuant to the prior written request of the chief executive officer of the Company for more than such specified number of hours, you will be paid $3,000/day for any part of any extra day.

                  8. Confidentiality. You shall not use for your own or any other person's benefit, or disclose, divulge or communicate to any other person, any trade or business secret or other information disclosed to or known by you as a consequence of or through your employment with the Company (including information conceived, originated or developed by you), which is of a confidential or proprietary nature and not generally known to the public, about the Company's business, prospects, patents or other intellectual property, personnel, shareholders, operations, processes, budgets, plans and development programs (collectively the "Confidential Information") without the prior written consent of the Company, except (a) in connection with (i) the implementation or enforcement of this Agreement, (ii) any claim for indemnification as a director, officer, employee or agent of the Company or (iii) your defense of any civil or criminal action or proceeding, or (b) as appropriate for the performance of your obligations under this Agreement, or (c) if such use or disclosure is required by law. Such Confidential Information includes, but is not limited to, (a) business methods and information of the Company, including prices charged, discounts given to customers or obtained from suppliers, transport rates, marketing and advertising programs, costings, budgets, turnover, sales targets or other unpublished financial information; and (b) lists and particulars of the Company's suppliers, customers and potential customers and the individual contacts or negotiations with such suppliers and customers; and (c) manufacturing or production processes and know-how developed or employed by the Company or its suppliers; and (d) details as to the design or specifications of the Company's or their suppliers' products and inventions or developments relating to future products. You will, upon termination of your employment, return all documents or other carriers of information in your




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possession, custody or control which contain records of such information and all property in your possession, custody or control belonging to the Company or its customers or suppliers or relating to the Company's business and business relationships. This restriction shall apply without limit in point of time but shall cease to apply to information or knowledge which shall come (otherwise than by breach of this clause) into the public domain or which is generally disclosed to third parties by the Company without restriction on such third parties or which is disclosed to you by a third party not in breach of any obligation of confidentiality to the Company. For purposes solely of this
Section 8, the term "Company" shall be deemed to include the Company's subsidiaries and affiliates.

                  9. Release by You. In consideration of the fulfillment of the payments and benefits described above, you release, remise and forever discharge the Company from and against any and all claims, cross-claims, third-party claims, counterclaims, contribution claims, debts, demands, actions, promises, judgments, trespasses, extents, executions, causes of action, suits, accounts, covenants, sums of money, dues, reckonings, bonds, bills, liens, attachments, trustee process, specialties, contracts, controversies, agreements, promises, damages, and all other claims of every kind and nature in law, equity, arbitration, or other forum which you now have or ever had up to and including the date hereof, whether absolute or contingent, direct or indirect, known or unknown. Additionally, you hereby waive and release the Company from any and all claims which you have, your successors or assigns have or may have against the Company for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to (a) those that might arise in your capacity as a shareholder of the Company (both individually and derivatively), or (b) in any way related to your employment or termination of your employment by the Company, whether or not you know them to exist at the present time, including, but not limited to, rights under federal, state or local laws prohibiting age or other forms of discrimination, including Title VII of the Civil Rights Act of 1964, as amended; Section 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, the Americans with Disabilities Act, as amended; the Family and Medical Leave Act; the National Labor Relations Act, as amended; the Immigration Reform Control Act, as amended; the Occupational




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Safety and Health Act, as amended; any public policy, contract or common law;
and any alleged entitlement to costs, fees or expenses, including attorneys' fees, claims for compensation or benefits earned by your past service, claims involving willful misconduct, and claims arising after the date of this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to release, remise or discharge the Company from any claims arising out of, relating to or asserted (x) under this Agreement, (y) with respect to any right of indemnification as a director, officer or employee of the Company, whether arising under the Company's charter or by-laws, by operation of law, or otherwise or (z) with respect to your capacity as a shareholder of the Company as described in (a) above, to the extent your claim is brought as a member (but not as a class representative) of a class in a class action suit in which you take no active part and is based solely upon actions (or alleged actions) of the Company, its employees or directors occurring after February 6, 1998. For purposes solely of this Section 9, the term "Company" shall be deemed to include the Company's subsidiaries and affiliates and the respective legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders of the Company and the Company's subsidiaries and affiliates.

                  10. Non-Competition. You are released from all obligations included in the covenant not to compete set forth in Section 5 of the Employment Agreement; provided, however, that you shall in all respects remain subject to the restrictions of Section 8 of this Agreement.

                  11. Non-Solicitation. Except with the prior written consent of the Company, you shall not, during the period covered by the covenant not to compete referenced in Section 5 of the Employment Agreement, solicit or entice away or endeavor to employ, solicit or entice away any person who is at the date of this Agreement or was at any time during the period of twelve (12) months prior to the date of this Agreement an employee of the Company or any of its subsidiaries or affiliates.

                  12. Designs and Inventions. All designs, inventions, programs, discoveries or improvements conceived, apprehended or learned by you during the course of or arising out of your employment with the Company and which concern or are applicable to products or articles




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manufactured or sold by or to services provided by the Company shall be the exclusive property of the Company.

                  13. Revocation. You acknowledge that you have been offered at least twenty-one (21) days to consider the meaning of this Agreement, that you have sought the advice of an attorney and that you have voluntarily elected to sign this Agreement prior to the expiration of such twenty-one (21)-day period. Furthermore, once you have signed this Agreement, you may revoke this Agreement during the period of seven (7) business days immediately following the signing (the "Revocation Period"). This Agreement will not be effective or enforceable until the Revocation Period has expired without any revocation from you. Any revocation within this period must be submitted in writing to the Company and signed by you.

                  14. Attorney Consultation. You agree that you have entered into this Agreement after having had the opportunity to consult with the advisors of your choice, including an attorney, with such consultation as deemed appropriate and have a full understanding of your rights and of the effect of executing this Agreement, namely, that you waive any and all non-excluded claims or causes of action against the Company regarding your employment or termination of employment, including the waiver of claims set forth above. You further acknowledge that your execution of the Agreement is made voluntarily and with full understanding of its consequences and has not been coerced in any way.

                  15. Withholding. All amounts and benefits to be paid or provided hereunder shall be reduced by all applicable taxes required by law to be withheld by the Company, including, without limitation, all hospital insurance taxes relating to compensation and benefits provided after 1995 with respect to which withholding is or was required and which has not heretofore been so withheld.

                  16. Full Integration. This Agreement constitutes the entire understanding between you and the Company with respect to the subject matter hereof. There are no representations, understandings or agreements of any nature or kind whatsoever, oral or written, regarding the subject matter hereof which is not included herein. This Agreement supersedes the Employment Agreement between you and the Company which, except as provided in Section 9 or as otherwise specifically provided herein, shall be null and void upon the execution of this Agreement.




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                  17. Publicity. Except as may be required by applicable law, you and the Company each covenant that you and the Company (and in the case of the Company, the Company's officers, directors and controlled affiliates), respectively, shall not make statements to third parties, the public, the press or the media concerning the subject matter of this Agreement or that would portray the other party in an adverse light, or cause injury to the other party's business and/or professional reputation. Any statements that you or the Company makes to third parties, the public, the press or the media shall be of a non-hostile manner and of a neutral tone.

                  18. Modification and Waiver. No supplement, modification, change or waiver of this Agreement or any provision hereof shall be binding unless executed in writing by you and the Company evidencing the parties' respective intent to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  20. Virginia Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws. Any litigation arising out of this Agreement shall be conducted in a forum located within the Commonwealth of Virginia.

                  21. Notice. For the purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to You:                           Joseph C. Farrell
                                              117-1/2 South 2 Street
                                              Fernandina Beach, FL 32034



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         If to the Company:                   The Pittston Company
                                              1000 Virginia Center Parkway
                                              Glen Allen, Virginia 23058-4229
                                              Attention:  Vice President-Human
                                                          Resources and
                                                          Administration

or to such other address as any of the parties hereto may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  22. Validity. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  23. Captions. The section captions herein are for convenience or reference only, do not constitute part of the Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  24. Further Assurances. Each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

                  25. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal personally or through




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their duly authorized representative on the dates written by each of their signatures.

                                        THE PITTSTON COMPANY,

                                          by
                                            /s/ Frank T. Lennon
                                            --------------------------------
                                            Frank T. Lennon,
                                            Vice President-Human Resources
                                            and Administration


                                            /s/ Joseph C. Farrell
                                            --------------------------------
                                                JOSEPH C. FARRELL



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